Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 18, 1996, relating to the statement of assets and liabilities of Vista Select Intermediate Tax Free Income Fund, Vista Select Tax Free Income Fund, Vista Select New York Tax Free Income Fund and Vista Select New Jersey Tax Free Income Fund (constituting Mutual Fund Select Trust) which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.


PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York  10036
December 18, 1996